EXHIBIT 10.3.1

ETSY, INC.
2015 EQUITY INCENTIVE PLAN
NOTICE OF STOCK UNIT AWARD

You have been granted stock units representing shares of common stock of Etsy, Inc. (the "Company") on the following terms:

Name of Recipient:	Name

Total Number of Stock Units Granted:	TotalUnits

Date of Grant:	DateGrant

Vesting Commencement Date:	VestDay

Vesting Schedule:	TBD
These stock units are granted under and governed by the terms and conditions of the Company’s 2015 Equity Incentive Plan (the "Plan") and the Stock Unit Agreement, both of which are incorporated into this document.
You agree to accept by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.
You further agree to comply with the Company’s Insider Trading Policy.
BY ACKNOWLEDGING AND ACCEPTING THIS NOTICE, THE STOCK UNIT AGREEMENT AND THE PLAN, YOU AGREE TO THE
TERMS AND CONDITIONS DESCRIBED IN THESE DOCUMENTS

ETSY, INC.
2015 EQUITY INCENTIVE PLAN
STOCK UNIT AGREEMENT

Grant of Units
Subject to all of the terms and conditions set forth in the Notice of Stock Unit Award, this Stock Unit Agreement (the "Agreement") and the Plan, the Company has granted to you the number of stock units set forth in the Notice of Stock Unit Award.
All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Notice of Stock Unit Award or the Plan.

Payment for Units	No payment is required for the stock units that you are receiving.

Vesting	The stock units vest in accordance with the vesting schedule set forth in the Notice of Stock Unit Award. No additional stock units will vest after your Service has terminated for any reason.

Forfeiture
If your Service terminates for any reason, then your stock units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination of your Service. This means that any stock units that have not vested under this Agreement will be cancelled immediately. You receive no payment for stock units that are forfeited. The Company determines when your Service terminates for all purposes of your stock units.

Leaves of Absence and Part-Time Work
For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy, or the terms of your leave. However, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Settlement of Units
Each stock unit will be settled when it vests; provided, that in the event of a Change in Control in which Administrator determines to accelerate the vesting of the stock units upon the occurrence of such Change in Control in accordance with Section 9.3 of the Plan, then notwithstanding anything in Section 9.3 of the Plan to the contrary, your stock units will vest upon the occurrence of such Change in Control; provided, however, that if it is determined that the settlement of these stock units is not exempt from Code Section 409A, then these stock units will not be settled until the earliest of (i) the Change in Control, if such Change in Control constitutes a "change in control event" as defined in Treasury Regulation Section 1.409A-3(i)(5); (ii) the date these stock units would otherwise be settled pursuant to the terms of this Agreement, and (iii) your "separation of service" within the meaning of Section 409A of the Code.

At the time of settlement, you will receive one share of the Company’s common stock for each vested stock unit. The Company, in its sole discretion, may substitute an equivalent amount of cash. The amount of cash will be determined on the basis of the market value of the Company’s common stock at the time of settlement.

No fractional shares will be issued upon settlement.

Section 409A
This paragraph applies only if the Company determines that you are a "specified employee," as defined in the regulations under Code Section 409A at the time of your "separation from service," as defined in Treasury Regulation Section 1.409A-1(h) and it is determined that settlement of these stock units is not exempt from Code Section 409A. If this paragraph applies, and the event triggering settlement is your "separation from service," then any stock units that otherwise would have been settled during the first six months following your "separation from service" will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service or (ii) your death.

Each installment of stock units that vests is hereby designated as a separate payment for purposes of Code Section 409A.

Nature of Units
Your stock units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of common stock (or distribute cash) on a future date. As a holder of stock units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends
Your stock units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your stock units are settled by issuing shares of the Company’s common stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any stock units. For instance, you may not use your stock units as security for a loan.

Beneficiary Designation
You may dispose of your stock units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form and must have been received before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested stock units that you hold at the time of your death.

Withholding Taxes
No stock certificates (or their electronic equivalent) or cash will be distributed to you unless you have paid any withholding taxes that are due as a result of the vesting or settlement of stock units. Withholding taxes will be paid (a) by the Company withholding shares of Company stock from those that otherwise would be issued to you when the stock units are settled, (b) if permitted by the Company, by the Company withholding cash from cash compensation otherwise payable to you or (c) if required at the Company’s discretion (or with the Company’s permission, at your election), by paying cash to the Company or by payment from the proceeds of the sale of shares through a Company-approved broker.

Restrictions on Resale
You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Retention Rights
Your award or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary, or an Affiliate in any capacity. The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your stock units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Effect of Significant Corporate Transactions
If the Company is a party to a merger, consolidation, or certain change in control transactions, then your stock units will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of your stock units from Code Section 409A or (b) comply with Code Section 409A.

Recoupment Policy	This award, and the shares acquired upon settlement of this award, shall be subject to any Company recoupment or clawback policy in effect from time to time.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference.
The Plan, this Agreement and the Notice of Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

By Acknowledging and Accepting this Agreement, you agree to all of the terms and conditions described above and in the Plan.

ETSY, INC.
2015 EQUITY INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT
You have been granted the following option to purchase shares of the common stock of Etsy, Inc. (the "Company"):

Name of Optionee:	Name
Total Number of Shares:	TotalShares
Type of Option:	ISO Incentive Stock Option NSO Nonstatutory Stock Option
Exercise Price per Share:	$PricePerShare
Date of Grant:	DateGrant
Vesting Commencement Date:	VestDay
Vesting Schedule:	[TBD]
Expiration Date:
ExpDate This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement, and may terminate earlier in connection with certain corporate transactions as described in Article 9 of the Plan.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Company’s 2015 Equity Incentive Plan (the "Plan") and the Stock Option Agreement, both of which are made a part of this document.

You further agree to accept by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.
You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s common stock.
BY ACKNOWLEDGING AND ACCEPTING THIS NOTICE, THE STOCK OPTION AGREEMENT AND THE PLAN, YOU AGREE TO THE
TERMS AND CONDITIONS DESCRIBED IN THESE DOCUMENTS

ETSY, INC.
2015 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT

Grant of Option
Subject to all of the terms and conditions set forth in the Notice of Stock Option Grant, this Stock Option Agreement (the "Agreement") and the Plan, the Company has granted you an option to purchase up to the total number of shares specified in the Notice of Stock Option Grant at the exercise price indicated in the Notice of Stock Option Grant.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Notice of Stock Option Grant or the Plan.

For all purposes applicable to this option, "Service" means your continuous service as an Employee.

Tax Treatment
This option is intended to be an incentive stock option under Section 422 of the Code or a nonstatutory stock option, as provided in the Notice of Stock Option Grant. However, even if this option is designated as an incentive stock option in the Notice of Stock Option Grant, it shall be deemed to be a nonstatutory stock option to the extent it does not qualify as an incentive stock option under federal tax law, including under the $100,000 annual limitation under Section 422(d) of the Code.

Vesting
This option vests and becomes exercisable in accordance with the vesting schedule set forth in the Notice of Stock Option Grant.
In no event will this option vest or become exercisable for additional shares after your Service has terminated for any reason.

Term
This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (This option will expire earlier if your Service terminates, as described below, and this option may be terminated earlier as provided in Article 9 of the Plan.)

Termination of Service
If your Service terminates for any reason, this option will expire immediately to the extent the option is unvested as of your termination date and does not vest as a result of your termination of Service. The Company determines when your Service terminates for all purposes of this option.

Regular Termination
If your Service terminates for any reason except death or total and permanent disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date three months after your termination date.

Death	If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability
If your Service terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

For all purposes under this Agreement, "total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work
For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy, or the terms of your leave. However, your Service terminates when the approved leave ends, unless you immediately return to active work.
If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Notice Concerning Incentive Stock Option Treatment
Even if this option is designated as an incentive stock option in the Notice of Stock Option Grant, it ceases to qualify for favorable tax treatment as an incentive stock option to the extent that it is exercised: (a) more than three months after the date when you cease to be an Employee for any reason other than death or permanent and total disability (as defined in Section 22(e)(3) of the Code), (b) more than 12 months after the date when you cease to be an Employee by reason of permanent and total disability (as defined in Section 22(e)(3) of the Code) or (c) more than three months after the date when you have been on a leave of absence for three months, unless your reemployment rights following such leave were guaranteed by statute or by contract.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise
When you wish to exercise this option, you must notify the Company by filing the proper "Notice of Exercise" form at the address given on the form or, if the Company has designated a brokerage firm to administer the Plan, you must notify such brokerage firm in the manner such brokerage firm requires. Your notice must specify how many shares you wish to purchase. The notice will be effective when the Company receives it.

However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.
If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.
You may only exercise your option for whole shares.

Form of Payment
When you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

By delivering to the Company your personal check, a cashier’s check or a money order, or arranging for a wire transfer.

By delivering to the Company certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you.

By giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a "same-day sale."

Withholding Taxes
You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements include payment in cash. With the Company’s consent, these arrangements may also include (a) payment from the proceeds of the sale of shares through a Company-approved broker, (b) withholding shares of Company stock that otherwise would be issued to you when you exercise this option with a fair market value no greater than the minimum amount required to be withheld by law, (c) surrendering shares that you previously acquired with a fair market value no greater than the minimum amount required to be withheld by law, or (d) withholding cash from other compensation. The fair market value of withheld or surrendered shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Restrictions on Resale
You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option
Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by means of a written beneficiary designation; provided, however, that your beneficiary or a representative of your estate acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary of the estate were you.
Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights
Your option or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary, or an Affiliate in any capacity. The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company, paying the exercise price, and satisfying any applicable withholding taxes. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Recoupment Policy	This option, and the shares acquired upon exercise of this option, shall be subject to any Company recoupment policy in effect from time to time.

Adjustments
In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then this option will be subject to the applicable provisions of Article 9 of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. Notwithstanding anything to in Sections 5.6 or 5.7 of the Plan to the contrary, the option may not be (i) modified to reduce the exercise price thereof (other than adjustments in accordance with the Plan), (ii) substituted or exchanged for a new option with a lower exercise price (other than substitutions in accordance with the Plan) or (iii) repurchased or surrendered for the payment of cash when the exercise price per share of Common Stock subject to the option exceeds the Fair Market Value of a share of Common Stock, in each case, unless such action is approved by the stockholders of the Company.
This Plan, this Agreement and the Notice of Stock Option Grant constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

BY ACKNOWLEDGING AND ACCEPTING THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.